Exhibit 10.2

ACASTI PHARMA inc.

equity incentive PLAN

lAST aMENDED AUGUST 26, 2019

Acasti Pharma Inc.

Equity Incentive Plan

ARTICLE 1
Purpose

1.1	Purpose

The purpose of this Plan is to provide the Corporation with a share-related mechanism to attract, retain and motivate qualified Directors, Employees and Consultants of the Corporation and its Subsidiaries, to reward such of those Directors, Employees and Consultants as may be granted Awards under this Plan by the Board from time to time for their contributions toward the long term goals and success of the Corporation and to enable and encourage such Directors, Employees and Consultants to acquire Shares as long term investments and proprietary interests in the Corporation.

ARTICLE 2
Interpretation

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the indicated meanings, respectively:

“Affiliate” has the meaning set forth in the Securities Act;

“Associate” has the meaning ascribed to it in the Securities Act;

“Award” means any Bonus Share, Restricted Share Unit, Performance Share Unit, Deferred Share Unit, Restricted Share or Other Share-Based Award granted under this Plan;

“Award Agreement” means a signed, written agreement between a Participant and the Corporation, substantially in the form attached as Schedule A, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Award has been granted under this Plan;

“Award Value” means such percentage of annual base salary or such other amount as may be determined from time to time by the Board as the original value of the Award to be paid to a Participant and specified in the Participant’s Award Agreement;

“Board” means the board of directors of the Corporation;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Montréal are open for commercial business during normal banking hours;

“Bonus Share” means Shares issued to a Participant under the terms of this Plan;

“Cause” means, with respect to a particular Employee:

(a)	“cause” as such term is defined in the written employment agreement between the Corporation and the Employee; or

(b)	in the event there is no written employment agreement between the Corporation and the Employee or “cause” is not defined in the written employment agreement between the Corporation and the Employee, the usual meaning of “cause” under the laws of the Province of Québec.

“Change in Control” means the occurrence of any one or more of the following events:

(a)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the holders of Shares prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(b)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its Subsidiaries which have an aggregate book value greater than 30% of the book value of the assets, rights and properties of the Corporation and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Corporation in the course of a reorganization of the assets of the Corporation and its subsidiaries;

(c)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(d)	any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Corporation which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or Affiliates of the Acquiror to cast or to direct the casting of 20% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors);

(e)	as a result of or in connection with: (A) a contested election of directors, or; (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Corporation or any of its affiliates and another corporation or other entity, the nominees named in the most recent Management Information Circular of the Corporation for election to the Board shall not constitute a majority of the Board; or

(f)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For the purposes of the foregoing, “Voting Securities” means Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities.

Notwithstanding the foregoing definition, for Awards that are non-qualified deferred compensation held by a U.S. Taxpayer, any Change in Control must also meet the requirements for a “change in control” or “change in ownership” under Section 409A;

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated under it;

“Committee” has the meaning set forth in Section 3.2 ;

“Corporation” means Acasti Pharma Inc.;

“Consultant” means an individual or Consultant Company, other than an Employee or a Director of the Corporation, that:

(a)	is engaged to provide on a ongoing bona fide basis, consulting, technical, management or other services to the Corporation or an Affiliate of the Corporation, other than services provided in relation to a Distribution;

(b)	provides the services under a written contract between the Corporation or an Affiliate of the Corporation and the individual or the Consultant Company;

(c)	in the reasonable opinion of the Corporation, spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or an Affiliate of the Corporation; and

(d)	has a relationship with the Corporation or an Affiliate of the Corporation that enables the individual to be knowledgeable about the business and affairs of the Corporation;

“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner;

“Date of Grant” means, for any Award, the date specified by the Board at the time it grants the Award (which, for greater certainty, shall be no earlier than the date on which the Board meets for the purpose of granting such Award) or if no such date is specified, the date upon which the Award was granted;

“Deferred Share Unit” or “DSU” means a unit equivalent in value to a Share, credited by means of a bookkeeping entry in the books of the Corporation in accordance with ARTICLE 7;

“Director” means a director of the Corporation who is not an employee of the Corporation or a Subsidiary;

“Disabled” or “Disability” means the permanent and total incapacity of a Participant as determined in accordance with procedures established by the Board for purposes of this Plan;

“Distribution” has the meaning set forth in the Securities Act;

“Effective Date” means the effective date of this Plan, being June 27, 2013;

“Employee” means an individual who:

(a)	is considered an employee of the Corporation or a Subsidiary of the Corporation under the Income Tax Act (Canada) (i.e., for whom income tax, employment insurance and CPP deductions must be made at source);

(b)	works full-time for the Corporation or a Subsidiary of the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a Subsidiary of the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

(c)	works for the Corporation or a Subsidiary of the Corporation on a continuing and regular basis for a minimum amount of time per week providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a Subsidiary of the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source.

“Exchange” means such stock exchange or other organized market on which the Shares are or may be listed or posted for trading from time to time, including as applicable the TSX-V or the TSX;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time;

“Insider” means an “insider” as defined by the Exchange from time to time in its rules and regulations;

“Market Price” at any date in respect of the Shares shall be the closing price of such Shares on the Exchange (and if listed on more than one stock exchange, then the highest of such closing prices) on the last Business Day prior to the relevant date. In the event that such Shares did not trade on such Business Day, the Market Price shall be the average of the bid and asked prices in respect of such Shares at the close of trading on such date. In the event that such Shares are not listed and posted for trading on any stock exchange, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

“NI 45-106” means National Instrument 45-106 Prospectus and Registration Exemptions of the Canadian Securities Administrators, as amended from time to time;

“Other Share-Based Award” means any right granted under Section 8.1;

“Participant” means an Employee, Consultant or Director to whom an Award has been granted under this Plan;

“Participant’s Employer” means the Corporation or such Subsidiary as is or, if the Participant has ceased to be employed by the Corporation or such Subsidiary, was the Participant’s Employer;

“Performance Goals” means performance goals expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Corporation, a Subsidiary, or a division or strategic business unit of the Corporation, or may be applied to the performance of the Corporation relative to a market index, a group of other companies or a combination thereof, all as determined by the Board;

“Performance Share Unit” or “PSU” means any right granted under Section 5.1 of the Plan;

“Permitted Assign” has the meaning assigned to that term in NI 45-106;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this Acasti Pharma Inc. Equity Incentive Plan, as may be amended from time to time;

“QBCA” means the Business Corporations Act (Québec), as amended, or such other successor legislation which may be enacted, from time to time;

“Regulatory Authorities” means the Exchange and any other organized trading facilities on which the Corporation's Shares are listed and all securities commissions or similar securities regulatory bodies having jurisdiction over the Corporation;

“Restricted Period” means the period during which Restricted Shares are subject to restrictions as set out in the Award Agreement;

“Restricted Shares” means Shares granted to a Participant under Section 6.1 hereof that are subject to certain restrictions and to a risk of forfeiture;

“Restricted Share Unit” or “RSU” means a right to receive a Share or a Restricted Share granted, as determined by the Board, under Section 4.1;

“Securities Act” means the Securities Act (Québec), as amended, or such other successor legislation as may be enacted, from time to time;

“Securities Laws” means securities legislation, securities regulation and securities rules, as amended, and the policies, notices, instruments and blanket orders in force from time to time that govern or are applicable to the Corporation or to which it is subject, including, without limitation, the Securities Act;

“Share” means one (1) common share without par value in the capital stock of the Corporation as constituted on the Effective Date or, in the event of an adjustment contemplated by ARTICLE 12, such other shares or securities to which the holder of an Award may be entitled as a result of such adjustment;

“Stock Option Plan” means the Corporation’s stock option plan in effect from time to time;

“Termination Date” means, in the case of a Participant whose employment or term of office or engagement with the Corporation or an Affiliate terminates:

(i)	in the case of the resignation of the Participant as an Employee of the Corporation, the date that the Participant provides notice of his or her resignation as an Employee of the Corporation to the Corporation;

(ii)	in the case of the termination of the Participant as an Employee of the Corporation by the Corporation for any reason other than death, the effective date of termination set out in the Corporation's notice of termination of the Participant as an Employee of the Corporation to the Participant;

(iii)	in the case of the termination of the written contract of the Consultant Participant to provide consulting services to the Corporation, the effective date of termination set out in any notice provided by one of the parties to the written contract to the other party; or

(iv)	the effective date of termination of a Director, Employee or Consultant pursuant to an order made by any Regulatory Authority having jurisdiction to so order;

provided that in the case of termination by reason of voluntary resignation by the Participant, such date shall not be earlier than the date that notice of resignation was received from such Participant, and “Termination Date” in any such case specifically does not mean the date on which any period of contractual notice, reasonable notice, salary continuation or deemed employment that the Corporation or the Affiliate, as the case may be, may be required at law to provide to a Participant would expire;

“TSX-V” means the TSX Venture Exchange;

“TSX” means the Toronto Stock Exchange; and

“U.S. Taxpayer” shall mean a Participant who is a U.S. citizen, U.S. permanent resident or individual providing services to the Corporation or its Subsidiaries in the U.S.

2.2	Interpretation

(a)	Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Whenever any payment is to be made or action is to be taken on a day which is not a Business Day, such payment shall be made or such action shall be taken on the next following Business Day.

(e)	In this Plan, a Person is considered to be a “Subsidiary” of another Person if:

(i)	it is controlled by,

(A)	that other, or

(B)	that other and one or more Persons, each of which is controlled by that other, or

(C)	two or more Persons, each of which is controlled by that other; or

(ii)	it is a Subsidiary of a Person that is that other’s Subsidiary.

(f)	In this Plan, a Person is considered to be “controlled” by a Person if:

(i)	in the case of a Person,

(A)	voting securities of the first-mentioned Person carrying more than 50% of the votes for the election of directors are held, directly or indirectly, otherwise than by way of security only, by or for the benefit of the other Person; and

(B)	the votes carried by the securities are entitled, if exercised, to elect a majority of the directors of the first-mentioned Person;

(ii)	in the case of a partnership that does not have directors, other than a limited partnership, the second-mentioned Person holds more than 50% of the interests in the partnership; or

(iii)	in the case of a limited partnership, the general partner is the second-mentioned Person.

(g)	Unless otherwise specified, all references to money amounts are to Canadian currency.

(h)	This Plan is established under and the provisions of this Plan will be subject to and interpreted and construed in accordance with the laws of the Province of Québec.

(i)	The headings used herein are for convenience only and are not to affect the interpretation of this Plan.

ARTICLE 3
Administration

3.1	Administration

Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a)	determine the individuals to whom grants under the Plan may be made;

(b)	make grants of Awards under the Plan relating to the issuance of Shares (including any combination of Bonus Shares, Restricted Share Units, Performance Share Units, Deferred Share Units, Restricted Shares or Other Share-Based Awards) in such amounts, to such Persons and, subject to the provisions of this Plan, on such terms and conditions as it determines including without limitation:

(i)	the time or times at which Awards may be granted;

(ii)	the conditions under which:

(A)	Awards may be granted to Participants; or

(B)	Awards may be forfeited to the Corporation,

including any conditions relating to the attainment of specified Performance Goals;

(iii)	the price, if any, to be paid by a Participant in connection with the granting of Awards;

(iv)	whether restrictions or limitations are to be imposed on the Shares issuable pursuant to grants of Awards, and the nature of such restrictions or limitations, if any; and

(v)	any acceleration of exercisability or vesting or Restricted Period, or waiver of termination regarding any Award, based on such factors as the Board may determine;

(c)	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions within its authority under this Plan are conclusive and binding on the Corporation and all other persons. The day-to-day administration of the Plan may be delegated to such officers and employees of the Corporation or of a Subsidiary as the Board determines.

3.2	Delegation to Committee

To the extent permitted by applicable law and the Corporation’s articles, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board, all or any of the powers conferred on the Board under the Plan. In connection with such delegation, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive. Notwithstanding any such delegation or any reference to the Committee in this Plan, the Board may also take any action and exercise any powers that the Committee is authorized to take or has power to exercise under this Plan.

3.3	Eligibility

All Employees, Consultants and Directors are eligible to participate in the Plan, subject to subsections 10.11(c) and 10.2(g). Eligibility to participate does not confer upon any Employee, Consultant or Director any right to receive any grant of an Award pursuant to the Plan. The extent to which any Employee, Consultant or Director is entitled to receive a grant of an Award pursuant to the Plan will be determined in the sole and absolute discretion of the Board.

3.4	Board Requirements

Any Award granted under this Plan shall be subject to the requirement that, if at any time the Corporation shall determine that the listing, registration or qualification of the Shares issuable pursuant to such Award upon any securities exchange or under any Securities Laws of any jurisdiction, or the consent or approval of Regulatory Authority, is necessary as a condition of, or in connection with, the grant or exercise of such Award or the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Board. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

3.5	Participation

The Board may only grant Awards to an Employee or Consultant if such Employee or Consultant is a bona fide Employee or Consultant of the Corporation or a Subsidiary of the Corporation, as the case may be. The Board may, in its sole discretion, grant the majority of the Awards to Insiders of the Corporation. The number of Shares that may be purchased under any Award or the amount of any Award that shall be granted in any form that may result in the issuance of Shares will be determined and fixed by the Board at the date of grant, provided that no more than 2% of the issued and outstanding Shares may be granted to any one Consultant in any 12 month period.

3.6	Number of Shares Reserved

Subject to adjustment as provided for in ARTICLE 12 and any subsequent amendment to this Plan, the number of Shares reserved for issuance and which will be available for issuance pursuant to Awards granted under this Plan will be equal to a number that:

(a)	if, and for so long as the Common Shares are listed on the TSXV, shall not exceed the lower of (i) 1,953,318 Common Shares, and (ii) 15% of the issued and outstanding Common Shares as of April 9, 2019, representing 11,719,910 Common Shares, which number shall include Common Shares issuable pursuant to options issued under the Stock Option Plan.

(b)	if, and for so long as the Shares are listed on the TSX, shall not exceed 2.5% of the issued and outstanding Shares of the Corporation from time to time.

The aggregate maximum number of Shares available under the Plan may be used for any type of Award. Subject to the provisions and restrictions of this Plan, if any Award is cancelled, expired or otherwise terminated for any reason whatsoever, the number of Shares in respect of which Award is cancelled, expired or otherwise terminated for any reason whatsoever, as the case may be, will ipso facto again be immediately available for purchase pursuant to Awards granted under this Plan. For greater certainty, the number of Shares in respect of which any Award is exercised will no longer be available for purchase pursuant to future Awards granted under this Plan.

All grants of Awards under this Plan will be evidenced by Award Agreements. Award Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Board may direct. Any one officer of the Corporation is authorized and empowered to execute and deliver, for and on behalf of the Corporation, an Award Agreement to each Participant granted an Award pursuant to this Plan.

3.7	Non-transferability of Awards

No assignment or transfer of Awards, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Awards whatsoever in any assignee or transferee (except that, if, and for so long as the Shares are listed on the TSX, a Participant may transfer Awards to Permitted Assigns in a manner consistent with applicable tax and securities laws) and immediately upon any assignment or transfer, or any attempt to make the same, such Awards will terminate and be of no further force or effect. If any Participant has transferred Awards to a corporation pursuant to this Section 3.7, such Awards will terminate and be of no further force or effect if at any time the transferor should cease to own all of the issued shares of such corporation.

3.8	Dividend Equivalents

(a)	RSUs, PSUs and DSUs shall be credited with dividend equivalents in the form of additional RSUs, PSUs and DSUs as of each dividend payment date in respect of which normal cash dividends are paid on Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Share by the number of RSUs, PSUs and DSUs held by the Participant on the record date for the payment of such dividend, by (b) the Market Price at the close of the first business day immediately following the dividend record date, with fractions computed to three decimal places. Dividend equivalents credited to a Participant’s accounts shall vest in proportion to the RSUs, PSUs and DSUs to which they relate.

(b)	The Board may in its discretion include in an Award Agreement applicable to an Other Share-Based Award a dividend equivalent right entitling the Participant to receive amounts equal to the normal cash dividends that would be paid, during the time such Award is outstanding and unexercised, on the Shares covered by such Award if such Shares were then outstanding and may decide whether such payments shall be made in cash, in Shares or in another form, whether they shall be conditioned upon the vesting of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Board shall deem appropriate.

(c)	The foregoing does not obligate the Corporation to make dividends on Shares and nothing in this Plan shall be interpreted as creating such an obligation.

3.9	Permitted Assigns

If, and for so long as the Shares are listed on the TSX, grants of Awards may be made to Permitted Assigns of Employees, Directors and Consultants and may be transferred by Employees, Directors and Consultants to a Permitted Assign of an Employee, Director or Consultant as applicable, except for U.S. Taxpayers, if transfer to a Permitted Assign would be prohibited by Section 409A of the Code. In any such case, the provisions of ARTICLE 10 shall apply to the Award as if the Award was held by the Employee, Director or Consultant rather than such person’s Permitted Assign.

In the event of the death of the Permitted Assign, the Award shall be automatically transferred to the Employee, Director or Consultant who effected the transfer of the Award to the deceased Permitted Assign.

ARTICLE 4
GRANT OF RESTRICTED SHARE UNITS

4.1	Grant of RSUs

If, and for so long as (i) the Corporation is a Tier 1 issuer on the TSXV, (ii) the Shares are listed on the Toronto Stock Exchange, or (iii) the prior approval of the of the stock exchange on which the Shares are listed for trading is obtained, the Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant RSUs to any Participant. The number of RSUs to be credited to each Participant’s account shall be computed by dividing (a) the Award Value, by (b) the Market Price of a Share on the day immediately preceding the Grant Date, with fractions rounded down to the nearest whole number.

4.2	Terms of RSUs

The Board shall have the authority to condition the grant of RSUs upon the attainment of specified Performance Goals, or such other factors (which may vary as between awards of RSUs) as the Board may determine in its sole discretion.

4.3	Vesting of RSUs

The Board shall have the authority to determine at the time of grant, in its sole discretion, the duration of the vesting period and other vesting terms applicable to the grant of RSUs, provided that no RSU granted shall vest and be payable after December 31 of the third calendar year following the year of service for which the RSU was granted.

4.4	Delivery of Shares

Unless otherwise specified in the Award Agreement, as soon as practicable following the expiry of the applicable vesting period, or at such later date as may be determined by the Board in its sole discretion at the time of grant, a share certificate representing the Shares issuable pursuant to the RSUs shall be registered in the name of the Participant or as the Participant may direct, subject to applicable securities laws.

ARTICLE 5
PERFORMANCE SHARE UNITS

5.1	Grant of PSUs

If, and for so long as (i) the Corporation is a Tier 1 issuer on the TSXV, (ii) the Shares are listed on the Toronto Stock Exchange, or (iii) the prior approval of the of the stock exchange on which the Shares are listed for trading is obtained, the Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant PSUs to any Participant. Each PSU will consist of a right to receive a Share upon the achievement of such Performance Goals during such performance periods as the Board will establish. The number of PSUs to be credited to each Participant’s account shall be computed by dividing (a) the Award Value, by (b) the Market Price of a Share on the day immediately preceding the Grant Date, with fractions rounded down to the nearest whole number.

5.2	Terms of PSUs

Subject to the terms of the Plan, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any PSU granted, the termination of a Participant’s employment and the amount of any payment or transfer to be made pursuant to any PSU will be determined by the Board and by the other terms and conditions of any PSU, all as set forth in the applicable Award Agreement.

5.3	Performance Goals

The Board will issue Performance Goals prior to the commencement of the performance period to which such Performance Goals pertain. The Performance Goals may be based upon the achievement of corporation-wide, divisional or individual goals, or any other basis determined by the Board. The Board may modify the Performance Goals as necessary to align them with the Corporation’s corporate objectives if there is a subsequent material change in the Corporation’s business, operations or capital or corporate structure. The Performance Goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur).

5.4	Delivery of Shares

Unless otherwise specified in the Award Agreement, as soon as practicable following the expiry of the applicable vesting period, or at such later date as may be determined by the Board in its sole discretion at the time of grant, a share certificate representing the Shares issuable pursuant to the PSUs shall be registered in the name of the Participant or as the Participant may direct, subject to applicable securities laws.

ARTICLE 6
Restricted Shares

6.1	Grant of Restricted Shares

If, and for so long as (i) the Corporation is a Tier 1 issuer on the TSXV, (ii) the Shares are listed on the Toronto Stock Exchange, or (iii) the prior approval of the of the stock exchange on which the Shares are listed for trading is obtained, the Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Restricted Shares to any Participant. The terms and conditions of each Restricted Shares grant shall be evidenced by an Award Agreement, which agreements need not be identical. The number of Restricted Shares to be credited to each Participant’s account shall be computed by dividing (a) the Award Value, by (b) the Market Price of a Share on the day immediately preceding the Grant Date, with fractions rounded down to the nearest whole number.

Subject to the restrictions set forth in Section 10.2, except as otherwise set forth in the applicable Award Agreement, the Participant shall generally have the rights and privileges of a shareholder as to such Restricted Shares, including the right to vote such Restricted Shares. Unless otherwise set forth in a Participant’s Award Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Shares shall be withheld by the Corporation for the Participant’s account, and shall be subject to forfeiture until released, in each case, to be released at the same time and in the same proportion as the lapse of restrictions on the Restricted Shares to which such dividends relate. Except as otherwise determined by the Board, no interest will accrue or be paid on the amount of any dividends withheld.

6.2	Restrictions on Transfer

In addition to any other restrictions set forth in a Participant’s Award Agreement, until such time that the Restricted Period for the Restricted Shares has lapsed pursuant to the terms of the Award Agreement, which Restricted Period the Board may in its sole discretion accelerate at any time, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Shares. Notwithstanding anything contained herein to the contrary, the Board shall have the authority to remove any or all of the restrictions on the Restricted Shares whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Restricted Shares Award, such action is appropriate.

6.3	Separation of Service

Except as may otherwise be provided by applicable laws and regulations or in the applicable Award Agreement, in the event of a Participant’s “separation from service” (within the meaning of Section 409A of the Code) with the Corporation or any of the Subsidiaries for any reason prior to the time that the Restricted Period for the Participant’s Restricted Shares has lapsed, as soon as practicable following such Separation from Service, the Corporation shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s Restricted Shares for which the Restricted Period has not lapsed at a purchase price equal to the cash amount, if any, paid by the Participant for the Restricted Shares, or if no cash amount was paid by the Participant for the Restricted Shares, such Restricted Shares shall be forfeited by the Participant to the Corporation for no consideration as of the date of such separation from service.

ARTICLE 7
GRANT OF deferred share units

7.1	Number of Deferred Share Units

If, and for so long as (i) the Corporation is a Tier 1 issuer on the TSXV, (ii) the Shares are listed on the Toronto Stock Exchange, or (iii) the prior approval of the of the stock exchange on which the Shares are listed for trading is obtained, the Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Deferred Share Units to any Participant; provided, however, to the extent required by applicable law (including, but not limited to, Section 409A of the Code), if any Participant is allowed an election to receive DSUs in lieu of other compensation, such election must be made in writing prior to the start of the calendar year during which services will be performed for which the compensation relates, or such later date as permitted in accordance with applicable law, including, but not limited to, Section 409A of the Code and the regulations thereunder. The number of DSUs to be credited to each Participant’s account shall be computed by dividing (a) the Award Value, by (b) the Market Price of a Share on the day immediately preceding the Grant Date, with fractions rounded down to the nearest whole number.

All Deferred Share Units received by a Participant shall be credited to an account maintained for the Participant on the books of the Corporation, as of the Date of Grant. The award of Deferred Share Units for a calendar year to a Participant shall be evidenced by an Award Agreement.

7.2	Issuance of Shares

DSUs shall be settled on the date established in the Award Agreement (the “Settlement Date”); provided, however that in no event shall a DSU Award be settled prior to the date of the applicable Participant’s Separation from Service. If the Award Agreement does not establish a date for the settlement of the DSUs, then the Settlement Date shall be the date of Separation from Service, subject to the delay that may be required under Section 13.9 below. On the Settlement Date for any DSU:

(a)	the Participant shall deliver a cheque payable to the Corporation (or payment by such other method as may be acceptable to the Corporation) representing payment of any amounts required by the Corporation to be withheld in connection with such settlement as contemplated by Section 13.3; and

(b)	the Corporation shall issue to the Participant one fully paid and non-assessable Share in respect of each Vested DSU being paid on such date.

ARTICLE 8
other share-based awards

8.1	Other Share-Based Awards

The Board may, from time to time, subject to the prior approval of the TSX-V, if applicable, the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Other Share-Based Awards to any Participant. Each Other Share-Based Award will consist of a right (1) which is other than an Award or right described in Article 4, 5, 6 or 7 above and (2) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Board to be consistent with the purposes of the Plan; provided, however, that such right will comply with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Board will determine the terms and conditions of Other Share-Based Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 8.1 will be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, other property, or any combination thereof, as the Board will determine.

ARTICLE 9

BONUS SHARES

9.1	Bonus Shares

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant fully paid and non-assessable Bonus Shares to any Participant. The allocation of the Bonus Shares among the Participants shall be determined by the Board of Directors at the time that the Bonus Shares are qualified for issuance and shall be evidenced by an Award Agreement.

ARTICLE 10
termination of employment or Services

10.1	Death or Disability

If a Participant dies or becomes Disabled while an Employee, Director or Consultant:

(a)	a portion of the next instalment of any Awards due to vest (or for which the Restricted Period is due to lapse) shall immediately vest (or cease to be restricted) such portion to equal to the number of Awards next due to vest (or cease to be restricted) multiplied by a fraction the numerator of which is the number of days elapsed since the date of vesting (or lapse of Restricted Period) of the last instalment of the Awards (or if none have vested or have ceased to be restricted, the Date of Grant) to the date of Disability or death and the denominator of which is the number of days between the date of vesting (or lapse of Restricted Period) of the last instalment of the Awards (or if none have vested or have ceased to be restricted, the Date of Grant) and the date of vesting (or lapse of Restricted Period) of the next instalment of the Awards;

(b)	unless otherwise determined by the Board and set forth in an Award Agreement and subject to subsection (c), any Awards held by the Participant that are not yet vested (or for which the Restricted Period has not lapsed) at the date of Disability or death are immediately forfeited to the Corporation on the date of Disability or death; and

(c)	such Participant’s or Director’s eligibility to receive further grants of Awards under the Plan ceases as of the date of Disability or death.

10.2	Termination of Employment or Services

(a)	Where a Participant’s employment or term of office or engagement with the Corporation or an Affiliate terminates by reason of the Participant’s death or Disability, then the provisions of Section 10.1 will apply.

(b)	Unless otherwise determined by the Board and set forth in an Award Agreement, where a Participant’s employment or term of office or engagement terminates by reason of a Participant’s resignation or, in the case of a Consultant, by reason of the termination by the Consultant of the Consultant’s engagement in accordance with the terms of such engagement, then any Awards held by the Participant that are not yet vested (or for which the Restricted Period has not lapsed) at the Termination Date are immediately forfeited to the Corporation on the Termination Date.

(c)	Unless otherwise determined by the Board and set forth in an Award Agreement, where a Participant’s employment or term of office or engagement terminates by reason of termination by the Corporation or an Affiliate without cause in the case of an Employee, without breach of a Director’s fiduciary duties or without breach of contract by a Consultant, as applicable (in each case as determined by the Board in its sole discretion) (whether such termination occurs with or without any or adequate notice or reasonable notice, or with or without any or adequate compensation in lieu of such notice), then any Awards held by the Participant that are not yet vested (or for which the Restricted Period has not lapsed) at the Termination Date are immediately forfeited to the Corporation on the Termination Date.

(d)	Where an Employee Participant’s or Consultant Participant’s employment or engagement is terminated by the Corporation or an Affiliate for cause (as determined by the Board in its sole discretion), or, in the case of a Consultant, for breach of contract (as determined by the Board in its sole discretion), then any Awards held by the Participant at the Termination Date (whether or not then vested or subject to a Restricted Period) are immediately forfeited to the Corporation on the Termination Date.

(e)	Where a Director’s term of office is terminated by the Corporation for breach by the Director of his or her fiduciary duty to the Corporation (as determined by the Board in its sole discretion), then any Awards held by the Director at the Termination Date (whether or not vested or subject to a Restricted Period) are immediately forfeited to the Corporation on the Termination Date.

(f)	Where a Director’s term of office terminates for any reason other than death or Disability of the Director or a breach by the Director of his or her fiduciary duty to the Corporation (as determined by the Board in its sole discretion), the Board may, in its sole discretion, at any time prior to or following the Termination Date, provide for the vesting (or lapse of restrictions) of any or all Awards held by a Director on the Termination Date.

(g)	The eligibility of a Participant to receive further grants under the Plan ceases as of the date that the Corporation or an Affiliate, as the case may be, provides the Participant with written notification that the Participant’s employment or term of service is terminated, notwithstanding that such date may be prior to the Termination Date.

(h)	Unless the Board, in its sole discretion, otherwise determines, at any time and from time to time, Awards are not affected by a change of employment arrangement within or among the Corporation or a Subsidiary for so long as the Participant continues to be an employee of the Corporation or a Subsidiary, including without limitation a change in the employment arrangement of a Participant whereby such Participant becomes a Director.

10.3	Discretion to Permit Acceleration

Notwithstanding the provisions of Sections 10.1 and 10.2, the Board may, in its discretion, at any time prior to or following the events contemplated in such Sections, permit the acceleration of vesting (or Restricted Period) of any or all Awards, all in the manner and on the terms as may be authorized by the Board.

ARTICLE 11
change IN control

11.1	Change in Control

The Board shall have the right to determine that any unvested or unearned Bonus Shares, Restricted Share Units, Deferred Share Units, Performance Share Units or Other Share-Based Awards or Restricted Shares subject to a Restricted Period outstanding immediately prior to the occurrence of a Change in Control shall become fully vested or earned or free of restriction upon the occurrence of such Change in Control. The Board may also determine that any vested or earned Bonus Shares, Restricted Share Units, Deferred Share Units, Performance Share Units or Other Share-Based Awards shall be cashed out at the Market Price as of the date such Change in Control is deemed to have occurred, or as of such other date as the Board may determine prior to the Change in Control. Further, the Board shall have the right to provide for the conversion or exchange of any Bonus Shares, Restricted Share Unit, Deferred Share Unit, Performance Share Unit or Other Share-Based Award into or for rights or other securities in any entity participating in or resulting from the Change in Control.

ARTICLE 12
Share Capital Adjustments

12.1	General

The existence of any Awards does not affect in any way the right or power of the Corporation or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Corporation’s capital structure or its business, or any amalgamation, combination, arrangement, merger or consolidation involving the Corporation, to create or issue any bonds, debentures, Shares or other securities of the Corporation or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this Section would have an adverse effect on this Plan or on any Award granted hereunder.

12.2	Reorganization of Corporation’s Capital

Should the Corporation effect a subdivision or consolidation of Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Corporation that does not constitute a Change in Control and that would warrant the amendment or replacement of any existing Awards in order to adjust the number of Shares that may be acquired on the vesting of outstanding Awards and/or the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

12.3	Other Events Affecting the Corporation

In the event of an amalgamation, combination, arrangement, merger or other transaction or reorganization involving the Corporation and occurring by exchange of Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control and that warrants the amendment or replacement of any existing Awards in order to adjust: (a) the number of Shares that may be acquired on the vesting of outstanding Awards and/or (b) the terms of any Award in order to preserve proportionately the rights and obligations of the Participants holding such Awards, the Board will, subject to the prior approval of the Exchange, authorize such steps to be taken as it may consider to be equitable and appropriate to that end.

12.4	Immediate Acceleration of Awards

Where the Board determines that the steps provided in Sections 12.2 and 12.3 would not preserve proportionately the rights, value and obligations of the Participants holding such Awards in the circumstances or otherwise determines that it is appropriate the Board may permit the immediate vesting of any unvested Awards and immediate lapse of any Restricted Period.

12.5	Issue by Corporation of Additional Shares

Except as expressly provided in this ARTICLE 12, neither the issue by the Corporation of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to the number of Shares that may be acquired as a result of a grant of Awards.

12.6	Fractions

No fractional Shares will be issued pursuant to an Award. Accordingly, if, as a result of any adjustment under Section 12.2, 12.3 or dividend equivalent, a Participant would become entitled to a fractional Share, the Participant has the right to acquire only the adjusted number of full Shares and no payment or other adjustment will be made with respect to the fractional Shares, which shall be disregarded.

ARTICLE 13
Miscellaneous Provisions

13.1	Legal Requirement

(a)	The Corporation is not obligated to grant any Awards, issue any Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its sole discretion, such action would constitute a violation by a Participant, Director or the Corporation of any provision of any applicable statutory or regulatory enactment of any government or government agency or the requirements of any stock exchange upon which the Shares may then be listed.

(b)	Without limiting the generality of the foregoing, all Awards and the issue of any Shares or other securities by the Corporation pursuant to any Awards are subject to the terms and conditions of this Plan and compliance with the rules and policies of all applicable Regulatory Authorities (including for greater certainty all applicable rules and policies of the Exchange) to the granting of such Awards and to the issuance and distribution of such Shares or other securities by the Corporation, and to all applicable Securities Laws.

13.2	Participants’ Entitlement

Except as otherwise provided in this Plan, Awards previously granted under this Plan are not affected by any change in the relationship between, or ownership of, the Corporation and an Affiliate. For greater certainty, all grants of Awards remain are not affected by reason only that, at any time, an Affiliate ceases to be an Affiliate.

13.3	Withholding Taxes

The granting or vesting or lapse of the Restricted Period of each Award under this Plan is subject to the condition that if at any time the Board determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is necessary or desirable in respect of such grant, vesting or lapse of the Restricted Period, such action is not effective unless such withholding has been effected to the satisfaction of the Board. In such circumstances, the Board may require that a Participant pay to the Corporation such amount as the Corporation or an Affiliate is obliged to remit to the relevant taxing authority in respect of the granting or vesting or lapse of the Restricted Period of the Award. Any such additional payment is due no later than the date on which any amount with respect to the Award is required to be remitted to the relevant tax authority by the Corporation or an Affiliate, as the case may be.

13.4	Rights of Participant

No Participant has any claim or right to be granted an Award and the granting of any Award is not to be construed as giving a Participant a right to remain as an employee, consultant or director of the Corporation or an Affiliate. No Participant has any rights as a shareholder of the Corporation in respect of Shares issuable pursuant to any Award until the allotment and issuance to such Participant, or as such Participant may direct, of certificates representing such Shares.

13.5	Other Incentive Awards

The Board shall have the right to grant other incentive awards based upon Shares under this Plan to Participants in accordance with applicable laws and regulations and subject to regulatory approval, including without limitation the approval of the Exchange (to the extent the Corporation has any securities listed on the particular exchange), having such terms and conditions as the Board may determine, including without limitation the grant of Shares based upon certain conditions and the grant of securities convertible into Shares.

13.6	Blackout Period

If an Award expires during, or within five business days after, a trading black-out period imposed by the Corporation to restrict trades in the Corporation’s securities, then, notwithstanding any other provision of this Plan, the Award shall expire ten business days after the trading black-out period is lifted by the Corporation.

13.7	Termination

The Board may, without notice or shareholder approval, terminate the Plan on or after the date upon which no Awards remain outstanding.

13.8	Amendment

(a)	Subject to the rules and policies of any stock Exchange on which the Shares are listed and applicable law, the Board may, without notice or shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(i)	making any amendments to the general vesting provisions or Restricted Period of each Award;

(ii)	making any amendments to the provisions set out in ARTICLE 10;

(iii)	making any amendments to add covenants of the Corporation for the protection of Participants, as the case may be, provided that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants, as the case may be;

(iv)	making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants and Directors, it may be expedient to make, including amendments that are desirable as a result of changes in law in any jurisdiction where a Participant resides, provided that the Board shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and Directors; or

(v)	making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants.

(b)	Subject to Section 11.1, the Board shall not materially adversely alter or impair any rights or increase any obligations with respect to an Award previously granted under the Plan without the consent of the Participant, as the case may be.

(c)	Notwithstanding any other provision of this Plan, none of the following amendments shall be made to this Plan without approval of the Exchange (to the extent the Corporation has any securities listed on the particular Exchange) and the approval of shareholders in accordance with the requirements of such Exchange(s):

(i)	amendments to the Plan which would increase the number of Shares issuable under the Plan, except as otherwise provided pursuant to the provisions in the Plan, including Sections 12.2 and 12.3, which permit the Board to make adjustments in the event of transactions affecting the Corporation or its capital;

(ii)	amendments to the Plan which would increase the number of Shares issuable to Insiders, except as otherwise provided pursuant to the provisions in the Plan, including Sections 12.2 and 12.3, which permit the Board to make adjustments in the event of transactions affecting the Corporation or its capital; and

(iii)	amendments to this Section 13.8.

Any amendment that would cause an Award held by a U.S. Taxpayer to fail to comply with Section 409A of the Code shall be null and void ab initio.

13.9	Section 409A of the Code

This Plan will be construed and interpreted to be exempt from, or where not so exempt, to comply with Section 409A of the Code to the extent required to preserve the intended tax consequences of this Plan. The Corporation reserves the right to amend this Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of this Plan in light of Section 409A of the Code and any regulations or guidance under that section. In no event will the Corporation be responsible if Awards under this Plan result in adverse tax consequences to a U.S. Taxpayer under Section 409A of the Code. Notwithstanding any provisions of the Plan to the contrary, in the case of any “specified employee” within the meaning of Section 409A of the Code who is a U.S. Taxpayer, distributions of non-qualified deferred compensation under Section 409A of the Code made in connection with a “separation from service” within the meaning set forth in Section 409A of the Code may not be made prior to the date which is 6 months after the date of separation from service (or, if earlier, the date of death of the U.S. Taxpayer). Any amounts subject to a delay in payment pursuant to the preceding sentence shall be paid as soon practicable following such 6-month anniversary of such separation from service.

13.10	Requirement of Notification of Election Under Section 83(b) of the Code

If a Participant, in connection with the acquisition of Restricted Shares under the Plan, is permitted under the terms of the Award Agreement to make the election permitted under Section 83(b) of the Code (i.e., an election to include in gross income in the year of transfer the amounts specified in Section 83(b) of the Code notwithstanding the continuing transfer restrictions) and the Participant makes such an election, the Participant shall notify the Corporation of such election within ten (10) days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code.

13.11	Indemnification

Every member of the Board will at all times be indemnified and saved harmless by the Corporation from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such member may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the member, otherwise than by the Corporation, for or in respect of any act done or omitted by the member in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgment rendered therein.

13.12	Participation in the Plan

The participation of any Participant in the Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in the Plan. In particular, participation in the Plan does not constitute a condition of employment or engagement nor a commitment on the part of the Corporation to ensure the continued employment or engagement of such Participant. The Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Shares. The Corporation does not assume responsibility for the income or other tax consequences for the Participants and Directors and they are advised to consult with their own tax advisors.

13.13	International Participants

With respect to Participants who reside or work outside Canada and the United States, the Board may, in its sole discretion, amend, or otherwise modify, without shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law, and the Board may, where appropriate, establish one or more sub-plans to reflect such amended or otherwise modified provisions.

13.14	Effective Date

This Plan becomes effective on June 27, 2013, being the date on which the Plan was approved by the shareholders of the Corporation.

13.15	Governing Law

This Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein.

Last approved by Shareholders on August 27, 2019

SCHEDULE A

Award Agreement

Acasti Pharma Inc. (“Us” or “Our”) hereby grants the following Award(s) to you subject to the terms and conditions of this Award Agreement (the “Agreement”), together with the provisions of Our Equity Incentive Plan (the “Plan”) in which you become a “Participant”, dated ●, 2013, all the terms of which are hereby incorporated into this Agreement:

Name and Address of Participant: ____________________________________________

Date of Grant: ___________________________________________________________

Type of Award: __________________________________________________________

Total Number Granted: ____________________________________________________

Vesting Date(s): __________________________________________________________

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Award Notice and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Each notice relating to the Award must be in writing and signed by the Participant or the Participant’s legal representative. All notices to US must be delivered personally or by prepaid registered mail and must be addressed to Our Corporate Secretary. All notices to the Participant will be addressed to the principal address of the Participant on file with US. Either the Participant or US may designate a different address by written notice to the other. Any notice given by either the Participant or US is not binding on the recipient thereof until received.

3.	Nothing in the Plan, in this Agreement, or as a result of the grant of an Award to you, will affect Our right, or that of any Affiliate of Ours, to terminate your employment or term of office or engagement at any time for any reason whatsoever. Upon such termination, your rights to exercise Award will be subject to restrictions and time limits, complete details of which are set out in the Plan.

[4.	Add a fixed payment date or permitted event for payment, for U.S. taxpayers.]

ACASTI PHARMA INC.
By:
Authorized Signatory

I have read the foregoing Agreement and hereby accept the Award in accordance with and subject to the terms and conditions of the Agreement and the Plan. [I understand that I may review the complete text of the Plan on line at [●], or by contacting either my Human Resources representative or the Office of the Corporate Secretary.] I agree to be bound by the terms and conditions of the Plan governing the Award.

Date Accepted	Signature